Exhibit 12.1

CAPITAL MARKETS LAW GROUP

14 Wall Street

20TH Floor

New York, NY 10005

(631) 515-7857

November 12, 2026

Jacob D. Cohen

Chief Executive Officer

Mangoceuticals, Inc.

17130 N. Dallas Parkway, Suite 240

Dallas, Texas 75248

Re:	Regulation A Offering Statement on Form 1-A (the “Offering Statement”)

Mr. Cohen:

I have acted as counsel to Mangoceuticals, Inc., a Texas corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission of an Offering Statement on Form 1-A (the “Offering Statement”) pursuant to Regulation A of the Securities Act of 1933, as amended (the “Act”). The Offering Statement relates to the proposed offer and sale of up to 1,000,000 shares of the Company’s 8% Series D Convertible Cumulative Preferred Stock (the “Series D Preferred Stock”) and up to 4,442,661 shares of the Company’s Common Stock issuable upon conversion or, if applicable, redemption of the Series D Preferred Stock (the “Common Stock”).

In connection with this opinion, I have examined the Offering Statement; the Company’s Certificate of Formation and Bylaws; relevant resolutions of the Company’s Board of Directors; the Certificate of Designations Establishing the Designations, Preferences, Limitations and Relative Rights of the 8% Series D Convertible Cumulative Preferred Stock, as filed with the Texas Secretary of State and effective November 10, 2026 (the “Series D Certificate of Designations”); and such other records and documents as I have deemed necessary for the opinions expressed below. I have assumed the genuineness of signatures and the conformity to originals of copies submitted to me.

Based on the foregoing, I am of the opinion that (i) the Series D Preferred Stock, when issued and paid for in accordance with the Offering Statement and the Series D Certificate of Designations, will be validly issued, fully paid and nonassessable, and (ii) the Common Stock, when issued in accordance with the Offering Statement and the Series D Certificate of Designations and subject to any required shareholder approval and compliance with applicable Nasdaq requirements, will be validly issued, fully paid and nonassessable.

I am an attorney admitted to practice in Maryland. For purposes of this opinion, I have considered the Texas Business Organizations Code and other applicable laws of the State of Texas as in effect on the date hereof. This opinion is limited to those laws, and I express no opinion as to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to my firm under the caption “Legal Matters” in the offering circular forming a part of the Offering Statement. In giving this consent, I do not admit that I am an “expert” within the meaning of the Act or that my consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Matt Stout
Matt Stout, Esq.